Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Inna Vyadro	Paul Brauneis

Director of Investor Relations	Chief Financial Officer

Avici Systems	Avici Systems

978-964-2000	978-964-2000

ivyadro@avici.com	pbrauneis@avici.com

Avici Systems Reports First Quarter 2005 Results

North Billerica, MA, April 21, 2005— Avici Systems Inc. (NASDAQ: AVCI), today reported its first quarter results for the three months ended March 31, 2005.

Gross revenue for the first quarter ended March 31, 2005 was $10.7 million compared to $7.0 million for the comparable three-month period ended March 31, 2004 and $3.8 million in the preceding quarter ended December 31, 2004. Revenue, net of common stock warrant discount, for the March 2005 quarter was $10.2 million, compared to $6.4 million for the three months ended March 31, 2004 and $3.3 million in the December 2004 quarter.

GAAP net loss for the first quarter ended March 31, 2005 was $5.6 million, or $0.44 per share, compared to a GAAP net loss of $9.1 million, or $0.73 per share, in the prior year’s first quarter. GAAP net loss for the three months ended March 31, 2005 includes $0.5 million for a non-cash equity based charge, namely common stock warrant discount, less a credit of $0.2 million resulting from the utilization of certain inventory previously considered excess. This compares to a charge of $0.7 million in the prior year’s first quarter ended March 31, 2004 for common stock warrant discount and certain other non-cash equity based compensation, less a credit of $0.2 million for inventory utilization.

Excluding these charges and credits, non-GAAP net loss and net loss per share for the three months ended March 31, 2005 was $5.2 million, or $0.41 per share, compared to a non-GAAP net loss of $8.6 million, or $0.69 per share, in the prior year quarter ended March 31, 2004.

Cash, marketable securities and long-term investments totaled $65.7 million at March 31, 2005.

“Avici had a solid first quarter,” said Bill Leighton, Chief Executive Officer. “After two consecutive disappointing revenue quarters, gross revenue returned to a double digit level, gross margin was strong and our non-GAAP net loss and net loss per share were the lowest in company history while we continued to manage our expenses and utilize our cash prudently.”

Avici will discuss these quarterly results as well as future business and financial expectations in an investor conference call today at 8:30 AM eastern daylight savings time. The conference telephone number is (800) 762-6067. A replay of the conference call will be available after 11:15 AM. Replay information will be available at (800) 475-6701 (USA) and (320) 365-3844 (International), access code: 778194. Replay of this call is also available on Avici’s Web site, www.avici.com, along with a copy of this release.

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.

This release contains information about Avici’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, timely product development and enhancement, intensity of competition of other vendors, technological changes, reliance on distribution partners, risks associated with international expansion, and other risks set forth in Avici’s filings with the Securities and Exchange Commission.

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AVICI SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenue:
Product	$9,525	$5,820
Service	1,195	1,134

Total gross revenue	10,720	6,954
Less – Common stock warrant discount – Product	(527)	(527)

Net revenue	10,193	6,427

Cost of revenue – Product (1)	3,286	2,056
Cost of revenue – Service	593	594

Total cost of revenue	3,879	2,650

Gross margin	6,314	3,777

Operating expenses:
Research and development (2)	8,660	9,085
Sales and marketing (2)	2,310	2,705
General and administrative (2)	1,310	1,335
Stock-based compensation	—	137

Total operating expenses	12,280	13,262

Loss from operations	(5,966)	(9,485)
Interest income, net	363	407

Net loss	$(5,603)	$(9,078)

Net loss per basic and diluted share	$(0.44)	$(0.73)

Weighted average common shares used in computing basic and diluted net loss per share	12,854,485	12,431,081

(1) Includes benefit from the utilization of inventory previously written off in 2001 as being in excess of demand	$163	$209

(2) Excludes certain non-cash, stock-based compensation, as follows:
Research and development	$—	$100
Sales and marketing	—	22
General and administration	—	15

	$—	$137

AVICI SYSTEMS INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(Unaudited)

Note 1

	Three Months Ended March 31,
	2005	2004
Revenue:
Product	$9,525	$5,820
Service	1,195	1,134

Total gross revenue	10,720	6,954

Cost of revenue – Product	3,449	2,265
Cost of revenue – Service	593	594

Total cost of revenue	4,042	2,859

Gross margin	6,678	4,095

Operating expenses:
Research and development	8,660	9,085
Sales and marketing	2,310	2,705
General and administrative	1,310	1,335

Total operating expenses	12,280	13,125

Loss from operations	(5,602)	(9,030)

Interest income, net	363	407

Non-GAAP net loss	$(5,239)	$(8,623)

Non-GAAP net loss per basic and diluted share	$(0.41)	$(0.69)

Weighted average common shares used in computing basic and diluted net loss per share	12,854,485	12,431,081

Note 1 – The above non-GAAP consolidated statements of operations for the three months ended March 31, 2005 and 2004 are not presented in accordance with generally accepted accounting principles (GAAP) and are presented for informational purposes only. These statements exclude the impact of non-cash charges related to common stock warrant discount and certain stock based compensation as well as credits resulting from utilization of excess inventory as presented in the following reconciliation. The Company believes that this presentation of non-GAAP results provides helpful information to both management and investors in assessing our operating performance.

	Three Months Ended March 31,
	2005	2004
Non-GAAP net loss	$(5,239)	$(8,623)
Common stock warrant discount	(527)	(527)
Certain non-cash stock based compensation	—	(137)
Utilization of excess inventory	163	209

GAAP net loss	$(5,603)	$(9,078)

AVICI SYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Cash and marketable securities	$55,022	$55,531
Inventories	5,397	7,020
Trade accounts receivable, net	5,128	4,243
Other current assets	1,320	1,465

Total current assets	66,867	68,259

Long-term investments	10,645	13,495
Property and equipment, net	9,106	8,202
Contract distribution rights	3,687	4,214
Other assets	243	243

Total assets	$90,548	$94,413

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$11,578	$10,796
Deferred revenue	8,213	7,347
Stockholders’ equity	70,757	76,270

Total liabilities and stockholders’ equity	$90,548	$94,413

December 31, 2004 amounts are derived from audited financial statements.